Exhibit 99.1

Contact:

Cynthia Butitta

Chief Operating Officer &

Chief Financial Officer

Tel: 650 845-7700

Email: cbutitta@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2007 YEAR END FINANCIAL RESULTS

AND 2008 GUIDANCE

Palo Alto, CA, - February 27, 2008 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $12.9 million, or $0.25 per share, for the fourth quarter ended December 31, 2007, compared with a net loss of $17.6 million, or $0.34 per share, for the comparable period in 2006.

For the quarter ended December 31, 2007, total operating costs and expenses were $13.5 million, compared with $19.5 million in the 2006 fourth quarter. Operating expenses in the 2007 fourth quarter included stock-based compensation expense of approximately $1.8 million. Operating expenses were approximately 31% lower in the fourth quarter of 2007 compared with the same period in 2006, primarily as a result of reduced headcount following the company’s restructuring implemented in February 2007, reduced clinical trial and related expenses, and lower stock-based compensation expense.

For the year ended December 31, 2007, Telik reported a net loss of $55.2 million, or $1.05 per share, compared with a net loss of $79.6 million, or $1.52 per share, for the year ended December 31, 2006. Total operating expenses for the year ended December 31, 2007 were $60.3 million, compared with $87.8 million for the same period in 2006. Operating expenses in 2007 included approximately $8.6 million in stock-based compensation expense. The reduction in operating expenses of approximately 31% in the year ended December 31, 2007 compared with 2006 was primarily due to reduced headcount following the restructuring, which was completed during the second quarter of 2007, reduced clinical trial and related expenses, and lower stock-based compensation expense.

At December 31, 2007, Telik had $93.2 million in cash, cash equivalents and investments including restricted investments, compared to $141.7 million at December 31, 2006.

Telik also announced its financial guidance for 2008. Telik is forecasting total operating expenses of approximately $52 million, which includes approximately $8.5 million in stock-based compensation expense. This represents a decrease of approximately $8 million in operating expenses as compared with the year ended December 31, 2007, and reflects the company’s focus on the Phase 2 clinical trials of TELINTRA Tablets, preclinical studies on TLK58747 and reduced development of TELCYTA. The stock-based compensation expense estimate is dependent on market price assumptions used in estimating the fair value and the levels of share-based payments. Telik is forecasting net cash utilization in 2008 of approximately $45 million.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 pm. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-398-9398 or 612-332-0530. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 910785. The archive will be available from approximately 6:30 p.m. Eastern time on February 27 through March 12, 2008.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidates are TELCYTA®, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer; and TELINTRA®, which is in clinical development for the treatment of myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward-looking” statements, including statements regarding Telik’s financial guidance and expected cash utilization for 2008 and the future development of TELCYTA and TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELCYTA or TELINTRA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2007. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Operating costs and expenses:
Research and development	$8,832	$16,341	$43,032	$71,522
General and administrative	4,649	3,156	15,941	16,288
Restructuring costs	—	—	1,356	—

Total operating costs and expenses	13,481	19,497	60,329	87,810

Loss from operations	(13,481)	(19,497)	(60,329)	(87,810)
Interest income, net	560	1,922	5,114	8,186

Net loss	$(12,921)	$(17,575)	$(55,215)	$(79,624)

Basic and diluted net loss per share	$(0.25)	$(0.34)	$(1.05)	$(1.52)

Weighted average shares used to calculate basic and diluted net loss per share	52,693	52,362	52,542	52,271

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	December 31,
	2007	2006
Cash, cash equivalents, investments and restricted investments	$93,233	$141,665
Total assets	98,528	149,214
Stockholders’ equity	87,319	132,622

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